EXHIBIT 99.1

FINANCIAL STATEMENTS

OF

THE UNITED ILLUMINATING COMPANY

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2013 AND 2012

(UNAUDITED)

TABLE OF CONTENTS

Page
Number

Financial Statements:

Statement of Income for the three months ended March 31, 2013 and 2012	3

Balance Sheet as of March 31, 2013 and 2012	4

Statement of Cash Flows for the three months ended March 31, 2013 and 2012	6

Statement of Changes in Shareholder’s Equity	7

Notes to the Financial Statements	8

THE UNITED ILLUMINATING COMPANY
STATEMENT OF INCOME
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,

	2013	2012

Operating Revenues	$197,714	$190,506

Operating Expenses
Operation
Purchased power	38,489	40,658
Operation and maintenance	56,058	56,166
Transmission wholesale	18,818	16,048
Depreciation and amortization	26,323	23,972
Taxes - other than income taxes	19,449	16,418
Total Operating Expenses	159,137	153,262
Operating Income	38,577	37,244

Other Income and (Deductions), net	5,504	6,076

Interest Charges, net
Interest on long-term debt	9,833	9,122
Other interest, net	(118)	1,352
	9,715	10,474
Amortization of debt expense and redemption premiums	353	365
Total Interest Charges, net	10,068	10,839

Income from Equity Investments	3,812	4,487

Income Before Income Taxes	37,825	36,968
Income Taxes	14,680	15,324

Net Income	$23,145	$21,644

The accompanying Notes to the Financial Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

ASSETS
(In Thousands)
(Unaudited)

	March 31,	March 31,
	2013	2012
Current Assets
Unrestricted cash and temporary cash investments	$2,098	$606
Restricted cash	1,838	5,680
Accounts receivable less allowance of $3,000 and $3,400, respectively	105,911	103,009
Unbilled revenues	36,509	35,049
Current regulatory assets (Note A)	84,853	51,977
Deferred income taxes	28,200	20,143
Refundable taxes	-	25,737
Current portion of derivative assets (Note A)	11,733	10,893
Other	13,779	12,540
Total Current Assets	284,921	265,634

Other investments
Equity investment in GenConn (Note A)	128,603	130,824
Other	6,972	6,348
Total Other investments	135,575	137,172

Net Property, Plant and Equipment	1,702,756	1,553,552

Regulatory Assets (future amounts due from customers through the ratemaking process) (Note A)	697,593	653,330

Deferred Charges and Other Assets
Unamortized debt issuance expenses	6,702	6,894
Related party note receivable	-	-
Other long-term receivable	1,500	1,277
Derivative assets (Note A)	64,420	68,902
Other	8,857	10,938
Total Deferred Charges and Other Assets	81,479	88,011

Total Assets	$2,902,324	$2,697,699

The accompanying Notes to the Financial Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

LIABILITIES AND CAPITALIZATION
(In Thousands)
(Unaudited)

	March 31,	March 31,
	2013	2012
Current Liabilities
Line of credit borrowings	$-	$197,000
Intercompany payable	68,000	17,000
Accounts payable	84,694	87,846
Dividends payable	-	19,700
Accrued liabilities	20,769	24,162
Current regulatory liabilities (Note A)	15,939	12,146
Taxes accrued	33,840	9,698
Interest accrued	8,405	8,363
Current portion of derivative liabilities (Note A)	30,860	29,427
Total Current Liabilities	262,507	405,342

Noncurrent Liabilities
Pension accrued	179,401	133,516
Connecticut Yankee contract obligation (Note J)	10,318	13,490
Other post-retirement benefits accrued	59,349	46,127
Derivative liabilities (Note A)	213,733	226,486
Other	6,782	19,604
Total Noncurrent Liabilities	469,583	439,223

Deferred Income Taxes (future tax liabilities owed to taxing authorities)	460,690	421,060

Regulatory Liabilities (future amounts owed to customers through the ratemaking process) (Note A)	123,920	92,488

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt	770,460	670,460

Common Stock Equity
Common stock	1	1
Paid-in capital	629,730	529,730
Retained earnings	185,433	139,395
Net Common Stock Equity	815,164	669,126

Total Capitalization	1,585,624	1,339,586

Total Liabilities and Capitalization	$2,902,324	$2,697,699

The accompanying Notes to the Financial Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CASH FLOWS
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Cash Flows From Operating Activities
Net income	$23,145	$21,644
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,676	24,337
Deferred income taxes	10,682	20,757
Allowance for funds used during construction (AFUDC) - equity	(2,138)	(2,065)
Stock-based compensation expense (Note A)	219	269
Pension expense	6,190	5,303
Undistributed (earnings) losses in equity investments	(3,812)	(4,487)
Excess generation service charge	(6,481)	(3,565)
Deferred Transmission (income) expense	(3,610)	(10,190)
Other non-cash items, net	(474)	(3,978)
Changes in:
Accounts receivable, net	(1,170)	(4,820)
Unbilled revenues	7,068	2,969
Prepayments	(6,353)	(4,771)
Cash distribution received from GenConn	-	4,743
Accounts payable	(2,783)	(10,841)
Interest accrued	(2,542)	(2,495)
Taxes accrued/refundable, net	2,750	27,641
Accrued liabilities	(5,589)	(4,943)
Accrued pension	(15,060)	(15,581)
Other assets	640	(118)
Other liabilities	(7)	411
Total Adjustments	4,206	18,576
Net Cash provided by Operating Activities	27,351	40,220

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(47,356)	(52,709)
Deposits in New England East West Solution (NEEWS) (Note C)	-	(1,270)
Other	967	946
Net Cash (used in) Investing Activities	(46,389)	(53,033)

Cash Flows from Financing Activities
Issuances of long-term debt	-	103,500
Payments on long-term debt	-	(103,500)
Line of credit repayments, net	(30,000)	(3,000)
Payment of common stock dividend	(20,500)	(13,800)
Intercompany borrowings, net	70,000	17,000
Other	80	(354)
Net Cash provided by Financing Activities	19,580	(154)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	542	(12,967)
Balance at beginning of period	1,556	13,573
Balance at end of period	$2,098	$606

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$13,139	$18,341
Plant expenditures funded by deposits in NEEWS	$(18,469)	$-
Deposits in New England East West Solution (NEEWS)	$18,469	$-

The accompanying Notes to the Financial Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
March 31, 2013 and 2012
(Thousands of Dollars)
(Unaudited)

	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance as of March 31, 2011	100	$1	$529,730	$137,817	$667,548

Net income				72,078	72,078
Cash dividends				(70,500)	(70,500)
Balance as of March 31, 2012	100	$1	$529,730	$139,395	$669,126

Net income				86,138	86,138
Cash dividends				(40,100)	(40,100)
Equity infusion from parent			100,000		100,000
Balance as of March 31, 2013	100	$1	$629,730	$185,433	$815,164

The accompanying Notes to the Financial Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

(A)	BUSINESS ORGANIZATION AND STATEMENT OF ACCOUNTING POLICIES

The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings), is a regulated operating electric public utility established in 1899. It is engaged principally in the purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes.

UI is also a party to a joint venture with NRG Energy, Inc. (NRG) pursuant to which it holds 50% of the membership interests in GCE Holding LLC, whose wholly owned subsidiary, GenConn Energy LLC (collectively with GCE Holding LLC, GenConn) operates peaking generation plants in Devon, Connecticut (GenConn Devon) and Middletown, Connecticut (GenConn Middletown).

Accounting Records

The accounting records of UI are maintained in conformity with accounting principles generally accepted in the United States of America (GAAP).

The accounting records for UI are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and the Public Utility Regulatory Authority (PURA).

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

UI has evaluated subsequent events through the date its financial statements were available to be issued, May 7, 2013.

Derivatives

UI is party to contracts, and involved in transactions, that are derivatives.  The fair values of the gross derivative assets and liabilities as of March 31, 2013 and 2012 were as follows:

	March 31,	March 31,
	2013	2012
	(In Thousands)
Gross derivative assets:
Current Assets	$11,733	$10,893
Deferred Charges and Other Assets	$64,420	$68,902

Gross derivative liabilties:
Current Liabilities	$30,860	$29,427
Noncurrent Liabilities	$213,733	$226,486

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Contracts for Differences (CfDs)

Pursuant to Connecticut’s 2005 Energy Independence Act, the Connecticut Public Utilities Regulatory Authority (PURA) solicited bids to create new or incremental capacity resources in order to reduce federally mandated congestion charges, and selected four new capacity resources.  To facilitate the transactions between the selected capacity resources and Connecticut electric customers, and provide the commitment necessary for owners of these resources to obtain necessary financing, PURA required that UI and The Connecticut Light and Power Company (CL&P) execute long-term contracts with the selected resources.  In August 2007, PURA approved four CfDs, each of which specifies a capacity quantity and a monthly settlement that reflects the difference between a forward market price and the contract price.  UI executed two of the contracts and CL&P executed the other two contracts.  The costs or benefits of each contract will be paid by or allocated to customers and will be subject to a cost-sharing agreement whereby approximately 20% of the cost or benefit is borne by or allocated to UI customers and approximately 80% is borne by or allocated to CL&P customers.

PURA has determined that costs associated with these CfDs will be recoverable by UI and CL&P, and in accordance with ASC 980 “Regulated Operations,” UI has deferred recognition of costs (a regulatory asset) or obligations (a regulatory liability).  The CfDs are marked-to-market in accordance with ASC 815 “Derivatives and Hedging.”  For those CfDs signed by CL&P, UI records its approximate 20% portion, pursuant to the cost-sharing agreement noted above.  As of March 31, 2013, UI has recorded a gross derivative asset of $76.2 million, a regulatory asset of $168.4 million, and a gross derivative liability of $244.6 million ($149.4 million of which is related to UI’s portion of CL&P’s derivative liabilities).  See Note (K) “Fair Value of Financial Instruments” for additional CfD information.

The unrealized gains and losses from fair value adjustments to these derivatives recorded in regulatory assets or regulatory liabilities for the three month periods ended March 31, 2013 and 2012 were as follows:

	Three Months Ended
	March 31,
	2012	2011
	(In Thousands)

Regulatory Assets - Derivative liabilities	$(8,165)	$(7,948)

Regulatory Liabilities - Derivative assets	$-	$(28)

Equity Investments

UI is party to a 50-50 joint venture with NRG in GenConn, which operates two peaking generation plants in Connecticut.  UI’s investment in GenConn is being accounted for as an equity investment, the carrying value of which was $128.6 million and $130.8 million as of March 31, 2013 and March 31, 2012, respectively.

UI’s pre-tax income from its equity investment in GenConn was $3.8 million and $4.5 million for the three month periods ended March 31, 2013 and 2012, respectively.  The decline in 2013 earnings compared to 2012 is primarily due to the absence in the first quarter 2013 of non-recurring adjustments recorded in the first quarter of 2012 largely relating to 2011.  UI did not receive any cash distributions from GenConn during the three month period ended March 31, 2013.  During the three month period ended March 31, 2012, UI received cash distributions from GenConn of $4.7 million.  As of March 31, 2013, the undistributed earnings from UI’s equity investment in GenConn were approximately $3.9 million.  UI received distributions of $5.3 million from GenConn in April of 2013.

Regulatory Accounting

UI’s regulatory assets and liabilities as of March 31, 2013 and 2012 included the following:

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

	Remaining	March 31,	March 31,
	Period	2013	2012
		(In Thousands)
Regulatory Assets:
Nuclear plant investments – above market	(a)	$247,386	$267,832
Connecticut Yankee	3 years	10,318	13,490
Unamortized redemption costs	8 to 20 years	11,903	12,705
Pension and other post-retirement benefit plans	(b)	234,302	179,938
Contracts for differences	(c)	168,432	176,157
Excess generation service charge	(d)	15,345	17,323
Storm Costs	(e)	53,333	29,756
Deferred transmission income/expense	(f)	24,989	-
Other	(g)	16,438	8,106
Total regulatory assets		782,446	705,307
Less current portion of regulatory assets		84,853	51,977
Regulatory Assets, Net		$697,593	$653,330

Regulatory Liabilities:
Accumulated deferred investment tax credits	30 years	$4,575	$4,721
Income taxes due principally to book-tax differences	(g)	47,125	17,158
Deferred gain on sale of property	(a)	37,933	37,798
Middletown/Norwalk local transmission network service collections	36 years	21,832	22,405
Deferred transmission income/expense	(f)	-	1,437
Other	(g)	28,394	21,115
Total regulatory liabilities		139,859	104,634
Less current portion of regulatory liabilities		15,939	12,146
Regulatory Liabilities, Net		$123,920	$92,488

(a) Asset/Liability relates to the Competitive Transition Assessment (CTA).  Total CTA costs recovery is currently projected to be completed in 2015, with stranded cost amortization expected to end in the fourth quarter of 2013.  The remaining balances will be fully offset by amounts primarily included in income taxes, due principally to book-tax differences.
(b) Asset life is dependent upon timing of final pension plan distribution; balance is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits." See Note (G) “Pension and Other Benefits” for additional information.
(c) Asset life is equal to delivery term of related contracts (which vary from approximately 7 - 14 years); balance fluctuates based upon quarterly market analysis performed on the related derivatives (Note K).
(d) Working capital allowance for generation service charge; this amount fluctuates based upon cash inflows and outflows in a given period.
(e) Storm costs include accumulated costs for major storms occurring from January 2009 forward. UI is seeking recovery of these costs in its rate proceeding discussed in Note (C) “Regulatory Proceedings – Electric Distribution and Transmission – Rates.”
(f) Regulatory asset or liability which defers transmission income or expense and fluctuates based upon actual revenues and revenue requirements.
(g) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.

Stock-Based Compensation

Certain members of management participate in the UIL Holdings 2008 Stock and Incentive Compensation Plan.  Total UI stock-based compensation expense for the three month periods ended March 31, 2013 and 2012 was $0.2 million and $0.3 million, respectively.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Variable Interest Entities

UI has identified GenConn as a variable interest entity (VIE), which is accounted for under the equity method.  UI is not the primary beneficiary of GenConn, as defined in ASC 810 “Consolidation,” because it shares control of all significant activities of GenConn with its joint venturer, NRG.  As such, GenConn is not subject to consolidation.  GenConn recovers its costs through CfDs, which are cost of service-based and have been approved by PURA.  As a result, with the achievement of commercial operation by GenConn Devon and GenConn Middletown, UI’s exposure to loss is primarily related to the potential for unrecovered GenConn operating or capital costs in a regulatory proceeding, the effect of which would be reflected in the carrying value of UI’s 50% ownership position in GenConn and through “Income from Equity Investments” in UI’s Financial Statements.  Such exposure to loss cannot be determined at this time. For further discussion of GenConn, see “–Equity Investments” as well as Note (C) “Regulatory Proceedings – Equity Investment in Peaking Generation.”

UI has identified the selected capacity resources with which UI has CfDs as VIEs and has concluded that UI is not the primary beneficiary as UI does not have the power to direct any of the significant activities of these capacity resources.   As such, UI has not consolidated the selected capacity resources.  UI’s maximum exposure to loss through these agreements is limited to the settlement amount under the CfDs as described in “–Derivatives – Contracts for Differences (CfDs)” above.  UI has no requirement to absorb additional losses nor has UI provided any financial or other support during the periods presented that were not previously contractually required.

UI has identified the entities for which UI is required to enter into long-term contracts to purchase Renewable Energy Credits (RECs) as VIEs.  In assessing these contracts for VIE identification and reporting purposes, UI has aggregated the contracts based on similar risk characteristics and significance to UI.  UI is not the primary beneficiary as UI does not have the power to direct any of the significant activities of these entities.  UI’s exposure to loss is primarily related to the purchase and resale of the RECs, but, any losses incurred are recoverable through electric rates.  For further discussion of RECs, see Note (C) “Regulatory Proceedings– New Renewable Source Generation.”

(B)	CAPITALIZATION

Common Stock

UI had 100 shares of common stock; no par value, outstanding as of March 31, 2013 and 2012.

(C)	REGULATORY PROCEEDINGS

In November 2012, pursuant to PA 12-148, PURA opened a docket to investigate UI’s performance in restoring service following Superstorm Sandy, which passed through Connecticut in October 2012.  Hearings are scheduled for the second quarter of 2013 with a final decision expected in the third quarter of 2013.

Superstorm Sandy caused extensive damage to the electric system in UI's service territory and resulted in approximately 284,000 customer outages.  In accordance with PURA regulatory decisions and past storm cost guidance, UI has established a regulatory asset for its storm-related expense.  As of March 31, 2013, UI’s estimate of the cost of repairing the damage resulting from the storm and restoring service to customers is approximately $35.2 million, of which approximately $13.4 million has been capitalized as property plant and equipment and the remainder as a regulatory asset.  UI is seeking recovery of these costs in its rate proceeding discussed below.

Rates

On February 15, 2013, UI filed an application to amend its existing distribution rate schedules for two rate years.  The changes are designed to produce additional distribution revenues of approximately $69 million in rate year one (from July 1, 2013 through June 30, 2014) and an additional $26 million in rate year two (from July 1, 2014 through June 30, 2015).  For rate year one, these additional revenues represent an increase of approximately 8.7% over the total revenues that would be expected under current rate schedules and projected sales on a total bill basis.  For rate year two, the additional revenues represent an increase of approximately 3.0% over rate year one revenues.  Included in this request is the initiation of the recovery of UI’s storm regulatory asset of approximately $52 million for previously incurred storm costs not included in rates.  UI’s application proposes a six-year recovery period for these costs along with the establishment of a storm reserve of $2 million per year to help address future storm costs, and the ability to defer additional storm costs above the reserve amount as a regulatory asset for recovery in a future proceeding.  UI does not currently have a storm reserve funded in rates.  In addition, UI proposes to use revenue from other sources, such as the 2010 and 2012 earning sharing amounts owed to customers along with anticipated excess CTA revenue collections, to recover increased distribution revenue requirements through the end of 2013, which allows the implementation of the proposed distribution rate increase to be deferred until January 1, 2014 coincident with the expiration of the CTA.  PURA is expected to issue a final decision on August 14, 2013, which would put amended rates into effect on that date.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

UI’s allowed distribution return on equity (ROE) established by PURA is 8.75%.   UI has an earnings sharing mechanism in place that allows UI to retain 50% of any distribution earnings above the allowed 8.75% ROE in a calendar year.

UI filed its revised distribution 2011 rate year decoupling results with PURA on June 29, 2012.  The decoupling results included a decoupling adjustment of approximately $4.4 million which was proposed to be collected from customers beginning in the first quarter of 2013, pending PURA approval.  On April 4, 2013, UI filed its 2012 rate year decoupling results.  The 2012 decoupling results included an adjustment of approximately $6.4 million.  As PURA has not issued a decision on the 2011 decoupling results filing, UI has proposed that the results of the 2011 and 2012 decoupling filings be combined into one rate adjustment to be collected from customers over a 12-month period beginning in the fourth quarter of 2013.  PURA is expected to rule on this filing in the third quarter of 2013.  Additionally, PURA approved last resort service Generation Services Charge rates for the period through June 30, 2013.

Approval for the Issuance of Debt

UI has PURA approval for the issuance of up to $379 million principal amount of debt securities from 2010 through 2013 (the Proposed Notes).  UI is authorized to use the proceeds from the sale of the Proposed Notes for the following purposes:  (1) to finance capital expenditures; (2) the repayment of an equity bridge loan, the proceeds of which were used to finance UI’s equity contribution in GenConn for the development and construction of  GenConn Devon and GenConn Middletown; (3) to fund UI’s pension plan; (4) to partially repay short-term borrowings that are incurred to temporarily fund the preceding needs; (5) to pay issuance costs related to the Proposed Notes; (6) to repay $103.5 million principal amount outstanding of pollution control revenue bonds, which were remarketed in the municipal bond market in February 2012 and (7) for general corporate purposes.  UI has issued $303.5 million principal amount of senior unsecured notes pursuant to such PURA approval, $100 million of which was issued in July 2010, $103.5 million of which was issued in January 2012 and $100 million of which was issued in April 2012.

Power Supply Arrangements

UI has wholesale power supply agreements in place for the supply of all of its standard service customers for all of 2013, and 30% for the first half of 2014.  Supplier of last resort service is procured on a quarterly basis.  UI determined that its contracts for standard service and supplier of last resort service are derivatives under ASC 815 “Derivatives and Hedging” and elected the “normal purchase, normal sale” exception under ASC 815 “Derivatives and Hedging.”  UI regularly assesses the accounting treatment for its power supply contracts.  These wholesale power supply agreements contain default provisions that include required performance assurance, including certain collateral obligations, in the event that UI’s credit rating on senior debt were to fall below investment grade.  If UI’s credit rating were to decline one rating and UI were to be placed on negative credit watch, monthly amounts due and payable to the power suppliers would be accelerated to semi-monthly payments.  UI’s credit rating would have to decline two ratings to fall below investment grade at either rating service.  If this were to occur, UI would have to deliver collateral security in an amount equal to the receivables due to the sellers for the thirty-day period immediately preceding the default notice.  If such a situation had been in effect as of March 31, 2013, UI would have had to post an aggregate of approximately $8.7 million in collateral.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

New Renewable Source Generation

Under a 2011 Connecticut law (PA 11-80), UI and CL&P are required to enter into long-term contracts to purchase RECs from small renewable generators located on customer premises.  Under this program, UI is required to enter into contracts totaling approximately $200 million in commitments over an approximate 21 year period.  The obligations will phase in over a six year solicitation period, and are expected to peak at an annual commitment level of about $13.6 million per year after six years.  Upon purchase, the RECs will be accounted for as inventory.  UI expects to partially mitigate the cost of the contracts through the resale of the RECs.  PA 11-80 provides that the remaining costs of the contracts, including any gain or loss resulting from the resale of the RECs, are recoverable through electric rates.  In December 2011, UI and CL&P submitted a joint petition to PURA outlining a plan to address these requirements and in April 2012, PURA approved the program.  In October 2012, UI received PURA approval for executed REC purchase contracts totaling up to approximately $1.5 million annually in payments for 15 year delivery terms commencing in 2013.  On January 8, 2013, UI opened a tariff-based application process to procure RECs from small renewable projects, and on March 20, 2013, UI entered into REC purchase contracts totaling approximately $0.5 million annually in payments for 15 year delivery terms commencing in 2013 and 2014. Additionally, UI has offered contracts totaling an immaterial amount to small renewable projects to replace projects that were recently selected, but unable to proceed to contract.

PA 11-80 also allows for the development of up to 30 MW of grid-connected renewable energy.  Under PA 11-80, regulated electric utility companies are permitted to submit a proposal to the Connecticut Department of Energy and Environmental Protection (DEEP) to build, own or operate one or more generation facilities up to 10 MWs using Class 1 renewable energy.  In December 2011, DEEP announced that it had selected two 5 MW solar projects in CL&P service territory.  CL&P executed contracts with the developers of the two 5 MW solar projects to purchase energy and associated products from both projects.  These contracts, and the associated cost recovery, have been approved by DEEP and PURA, respectively.  UI and CL&P executed a sharing arrangement, pursuant to which UI will pay 20% of the costs, and receive 20% of the benefits, associated with the projects.  Pursuant to PURA’s approval of the cost recovery, the payments made to projects are recoverable through electric rates.  In January 2012, UI filed a proposal with PURA outlining a framework for approval of UI’s renewable connections program under which UI would develop up to 10 MW of renewable generation for recovery on a cost of service basis.  PURA issued a final decision in July 2012, in which it approved the construction of one solar facility and two fuel cell facilities.  The decision approves an ROE equal to the then currently allowed distribution ROE, which is currently 8.75%, over the life of the facility.  UI had requested an ROE of 9.5% for the renewable connections projects.  In September 2012 PURA reopened the proceeding on its own motion and issued interrogatories, responses to which were filed by UI.  UI’s participation in the program is voluntary.

New England East-West Solution

Pursuant to an agreement with CL&P (the Agreement), UI has the right to invest in, and own transmission assets associated with, the Connecticut portion of CL&P’s New England East West Solution (NEEWS) projects to improve regional energy reliability.  NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (NU), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions located in Connecticut:  (1) the Greater Springfield Reliability Project, which is currently under construction, (2) the Interstate Reliability Project, which has Connecticut Siting Council approval and (3) the Central Connecticut Reliability Project being studied now as part of the "Greater Hartford Central Connecticut Study" (GHCC) due to the expanded scope of ISO-NE’s reassessment.  GHCC transmission solutions are being considered and a set of preferred solutions are expected to be identified by ISO-NE in late 2013 or early 2014.

Under the terms of the Agreement, UI has the option to make quarterly deposits to CL&P in exchange for ownership of specific NEEWS transmission assets as they are placed in service.  UI has the right to invest up to the greater of $60 million or an amount equal to 8.4% of CL&P’s costs for the Connecticut portions of the NEEWS projects.  Based upon the current projected costs, this amount is approximately $60 million.  As assets are placed in service, CL&P will transfer title to certain NEEWS transmission assets to UI in proportion to its investments, but CL&P will continue to maintain these portions of the transmission system pursuant to an operating and maintenance agreement with UI.  Also, under the terms of the Agreement, there are certain circumstances under which CL&P can terminate the Agreement. Such termination would have no effect on the assets previously transferred to UI.

In June 2012, NU, on behalf of CL&P, submitted the operation and maintenance agreement (the O&M Agreement) between UI and CL&P to the Federal Energy Regulatory Commission (FERC), which the FERC accepted.  Under the O&M Agreement, CL&P will serve as a contractor to manage, operate and maintain the NEEWS transmission assets in Connecticut that UI acquires from CL&P pursuant to the Agreement.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

As of March 31, 2013, UI has made aggregate deposits of $33.5 million under the Agreement.  In September 2012, CL&P transferred approximately $6.2 million of transmission assets associated with the Greater Springfield Reliability Project to UI, at which time the O&M Agreement became effective.  In February 2013, CL&P transferred approximately $18.4 million of transmission assets, representing the remaining portion of the Greater Springfield Reliability Project, to UI.  UI earned pre-tax income on deposits, net of transferred assets, of approximately $0.6 million and $0.3 million in the three month periods ended March 31, 2013 and 2012, respectively.

Equity Investment in Peaking Generation

UI is party to a 50-50 joint venture with NRG in GenConn, which operates two peaking generation plants in Connecticut.  The two peaking generation plants, GenConn Devon and GenConn Middletown, are both participating in the ISO-New England markets.  PURA has approved revenue requirements for the period from January 1, 2013 through December 31, 2013 of $33.1 million and $40.2 million for GenConn Devon and GenConn Middletown, respectively.  In addition, PURA has ruled that GenConn project costs incurred that were in excess of the proposed costs originally submitted in 2008 were prudently incurred and are recoverable.

Transmission Return on Equity (ROE)

PURA decisions do not affect the revenue requirements determination for transmission, including the applicable ROE, which are within the jurisdiction of the FERC.  For 2013, UI is estimating an overall allowed weighted-average ROE for its transmission business in the range of 12.2% to 12.4%.

In September 2011, several New England governmental entities, including PURA, the Connecticut Attorney General and the Connecticut Office of Consumer Counsel, filed a joint complaint with the FERC against ISO-NE and several New England transmission owners, including UI, claiming that the current approved base ROE used in calculating formula rates for transmission service under the ISO-NE Open Access Transmission Tariff by the New England transmission owners  of 11.14% is not just and reasonable and seeking a proposed reduction of the base ROE to 9.20% to be effective October 1, 2011 through December 31, 2012.  The New England transmission owners filed their response to the complaint in October 2011, opposing any change to the base ROE as unsupported and demonstrating that the base ROE of 11.14% remained just and reasonable.

In May 2012, the FERC issued an order setting the matter for hearing and establishing settlement procedures.  Settlement proceedings have terminated without a settlement, and a hearing is scheduled to begin in May 2013.  Pursuant to the procedural schedule, the ROE submissions of docket participants were updated in April 2013.  In the updates, the state complainants have argued for a base ROE of 8.9%; municipal utilities in Massachusetts have requested a base ROE of 8.5%; and FERC trial staff has submitted testimony to support a base ROE of 8.93%.  The New England transmission owners’ April 2013 update supports the continuation of the base ROE of 11.14%. An initial decision by the hearing judge expected in the third quarter of 2013 and the FERC is expected to issue a final decision in 2014.  UI is unable to predict the outcome at this time.  A 25 basis point change in the weighted-average ROE for UI’s transmission business would change net income by approximately $0.6 million annually, for example.  In the event there is a reduction to the ROE, the May 2012 order established a refund effective date of October 1, 2011, for a period of 15 months.

In December 2012, various additional parties filed a complaint with the FERC against several New England transmission owners, including UI, seeking a proposed reduction of the base ROE to 8.70%, effective January 1, 2013.  The transmission owners filed an answer and request for dismissal in January 2013, including opposition to the establishment of a second 15 month refund period because the complaint seeks substantially the same relief against the same respondents but for a different 15 month period as the pending complaint of governmental entities.  The complainants filed their answer to the transmission owners’ answer in February 2013.  UI is unable to predict the outcome of this proceeding at this time.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

(D)	SHORT-TERM CREDIT ARRANGEMENTS

As of March 31, 2013, UI did not have any borrowings outstanding under the revolving credit agreement, which will expire on November 30, 2016, entered into by and among UIL Holdings and its regulated subsidiaries including UI, together with a group of banks named therein (the Credit Facility).  Available credit under the Credit Facility at March 31, 2013 totaled $250 million for UI.  UI records borrowings under the Credit Facility as short-term debt, but the Credit Facility provides for longer term commitments from banks allowing UI to borrow and reborrow funds, at its option, until its expiration, thus affording UI flexibility in managing its working capital requirements.

(E)	INCOME TAXES

The combined statutory federal and state income tax rates for UI for the three month periods ended March 31, 2013 and 2012 were 40.9%.

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of UI’s reported income tax expense to differ from the statutory tax rate described above.  The effective book income tax rates for the three month periods ended March 31, 2013 and March 31, 2012 were 38.8% and 41.5%, respectively.

(G)	PENSION AND OTHER BENEFITS

The United Illuminating Company Pension Plan (the UI Pension Plan) covers the majority of employees of UIL Holdings and UI.  UI also has a non-qualified supplemental pension plan for certain employees and a non-qualified retiree-only pension plan for certain early retirement benefits.  During the three months ended March 31, 2013, UI made contributions of $15 million.  In April 2013, an additional contribution of approximately $4.7 million was made.  Additional contributions during the remainder of 2013 are expected to be approximately $9 million in the aggregate.

The following table represents the components of net periodic benefit cost for pension and other postretirement benefits (OPEB) as well as the actuarial weighted-average assumptions used in calculating net periodic benefit cost for the three month periods ended March 31, 2013 and 2012:

	Three Months Ended March 31,
	Pension Benefits		Other Postretirement Benefits
	2013	2012	2013	2012
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$1,994	$1,666	$308	$256
Interest cost	5,340	5,591	843	926
Expected return on plan assets	(6,589)	(5,841)	(397)	(385)
Amortization of:
Prior service costs	150	161	(13)	(17)
Transition obligation (asset)	-	-	-	98
Actuarial (gain) loss	4,886	3,591	497	340
Net periodic benefit cost	$5,781	$5,168	$1,238	$1,218

Discount rate	4.00%-4.25%	5.05%-5.30%	4.25%	5.30%
Average wage increase	3.80%	3.80%	N/A	N/A
Return on plan assets	8.00%	8.00%	8.00%	8.00%
Composite health care trend rate (current year)	N/A	N/A	7.50%	8.00%
Composite health care trend rate (2018 forward)	N/A	N/A	5.00%	5.00%

N/A – not applicable

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

(H)	RELATED PARTY TRANSACTIONS

UI did not receive any cash distributions from GenConn during the three month period ended March 31, 2013.  During the three month period ended March 31, 2012, UI received cash distributions from GenConn of $4.7 million.  UI received distributions of $5.3 million from GenConn in April of 2013.  See Note (A) “Business Organization and Statement of Accounting Policies – Equity Investments.”

A Director of UIL Holdings holds a beneficial interest in the building located at 157 Church Street, New Haven, Connecticut, where UI leased office space. In June 2012, a new lease was entered into by UIL Holdings.  UI’s lease payments for this office space for each of the three month periods ended March 31, 2013 and 2012 totaled zero and $2.4 million, respectively.

Inter-company Transactions

UI receives certain services from, and enters into certain inter-company transactions with, UIL Holdings.  Such services primarily consist of Finance and Accounting, Legal, Information Technology and Human Resources.  Costs of the services that are allocated amongst UI and UIL Holdings are based on actual direct costs incurred by the respective company, which are settled at the end of each month by way of inter-company billings and wire transfers.  At each of March 31, 2013 and 2012, the Balance Sheet reflects inter-company receivables of $1.5 million, and inter-company payables of $10.2 million and $11.9 million, respectively.

Dividends/Capital Contributions

In 2013 and 2012, UI made wire transfers to UIL Holdings on a quarterly basis in order to maintain its capitalization structure as allowed per the 2008 Rate Case.  For the three months ended March 31, 2013 and 2012, UI accrued dividends to UIL Holdings of $20.5 million and $19.7 million, respectively.

(J)	COMMITMENTS AND CONTINGENCIES

Connecticut Yankee Atomic Power Company

UI has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company (Connecticut Yankee), the carrying value of which was $0.1 million as of March 31, 2013.  In 1996, the Board of Directors of Connecticut Yankee voted unanimously to retire the Connecticut Yankee nuclear plant (the Connecticut Yankee Unit) from commercial operation.  Connecticut Yankee updates the cost of its remaining decommissioning activity, which consists primarily of groundwater monitoring and nuclear fuel storage, at least annually, and provides UI with a projected recovery schedule depicting annual costs expected to be billed to UI, including a return on investment over the term of the projected recovery period.  The present value of these costs is calculated using UI’s weighted-average cost of capital and, after consideration of recoverability, recorded as a Connecticut Yankee Contract Obligation and a corresponding regulatory asset.  At March 31, 2013, UI has regulatory approval to recover in future rates (through the CTA) its $10.3 million regulatory asset for Connecticut Yankee over a term ending in 2015.

DOE Spent Fuel Litigation

In the Nuclear Waste Policy Act of 1982 (the Act), Congress provided for the United States Department of Energy (DOE) to dispose of spent nuclear fuel and other high-level waste (Nuclear Waste) from nuclear generating plants.  In 1983, Connecticut Yankee and the DOE entered into a standard disposal contract mandated by the Act which required the DOE to begin disposing of Connecticut Yankee’s Nuclear Waste by the end of January 1998.

In 1998, Connecticut Yankee filed claims in the United States Court of Federal Claims seeking damages resulting from the breach of the 1983 contracts by the DOE.  In September 2010, the Court issued its decision and awarded Connecticut Yankee damages of $39.7 million for its spent fuel-related costs through 2001.  In May 2012, the United States Court of Appeals affirmed the September 2010 United States Court of Federal Claims award and in August 2012 the DOE filed a petition for rehearing with the appellate court which was subsequently denied.  Connecticut Yankee has received payment of the damage award and, in light of its ownership share, UI will receive approximately $3.8 million of such award which will be refunded to customers.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

In December 2007, Connecticut Yankee filed a second set of complaints with the United States Court of Federal Claims against the DOE seeking unspecified damages incurred since January 1, 2002 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.  In July 2009, Connecticut Yankee provided the DOE with a second set of damage claims totaling approximately $135 million for damages incurred from January 1, 2002 through December 31, 2008.  In light of its ownership share, UI would receive approximately $12.8 million of such award which would be refunded to customers.  As an interim measure until the DOE complies with its contractual obligation to dispose of Connecticut Yankee’s spent fuel, Connecticut Yankee constructed an independent spent fuel storage installation (ISFSI), utilizing dry-cask storage, on the site of the Connecticut Yankee Unit and completed the transfer of its Nuclear Waste to the ISFSI in 2005.

Environmental Matters

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, climate change and electric and magnetic fields, UI may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, as well as additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of UI.  Significant environmental issues known to UI at this time are described below.

Site Decontamination, Demolition and Remediation Costs

In June 2006, UI executed an agreement with the City of Bridgeport and its Redevelopment Authority (the City) to transfer title of UI’s Steel Point property to the City.  Pursuant to a Memorandum of Understanding (MOU) among UI, the City, and the City’s selected developer for the property, the City and the developer released UI from any further liability with respect to the Steel Point property after title transferred, and the City and/or the developer has indemnified UI for environmental matters related to the Steel Point property.  The Steel Point property includes the land up to the bulkhead.  The MOU provides that there is no indemnity for liability related to contaminated harbor sediments, and UI is not aware of any such claims.  UI would seek to recover any uninsured costs related to such sediments that are UI’s responsibility, to the extent incurred, through the CTA, in accordance with the ratemaking treatment approved in PURA’s July 2006 decision.

A former generation site on the Mill River in New Haven owned by UI (English Station) was conveyed in 2000 by UI to an unaffiliated entity, Quinnipiac Energy LLC (QE), reserving to UI permanent easements for the operation of its transmission facilities on the site.  At the time of the sale, a fund of approximately $1.9 million, an amount equal to the then-current estimate for remediation, was placed in escrow for purposes of bringing soil and groundwater on the English Station site into compliance with applicable environmental laws.  As of March 31, 2013, approximately $0.1 million of the escrow fund remained.  In 2006, QE sold the property to Evergreen Power, LLC (Evergreen Power) and Asnat Realty LLC (Asnat).  In January 2012, Evergreen Power and Asnat filed a lawsuit in federal district court in Connecticut against UI seeking, among other things: (i) an order directing UI to reimburse the plaintiffs for costs they have incurred and will incur for the testing, investigating and remediation of hazardous substances at the English Station site and (ii) an order directing UI to investigate and remediate the site.  In May 2012, UI filed an answer and counterclaims, and the plaintiffs filed an answer to UI’s counterclaims.  In July 2012, Evergreen Power and Asnat filed a motion for partial summary judgment with respect to UI’s liability under the federal Comprehensive Environmental Response, Compensation, and Liability Act.  On October 12, 2012, the motion for summary judgment was denied without prejudice.  UI’s knowledge of the current conditions at the English Station site is insufficient to make a reliable update of the original $1.9 million remediation estimate.  Management cannot presently assess the potential financial impact, if any, of the suit, and thus has not recorded a liability related to it.

On April 8, 2013, DEEP issued an administrative order addressed to UI, QE, Evergreen Power, Asnat and others, ordering the parties to take certain actions related to investigating and remediating the English Station site.  UI expects to request a hearing before DEEP on the order in the second quarter of 2013.  At this time, management cannot predict the financial impact on UI of the DEEP order or other matters relating to this site.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

In April 1999, UI completed the sale of its Bridgeport Harbor Station and New Haven Harbor Station generating plants in compliance with Connecticut’s electric utility industry restructuring legislation.  With respect to the portion of the New Haven Harbor Station site that UI retained, UI has performed an additional environmental analysis, indicating that approximately $3.2 million in remediation expenses will be incurred.  Actual remediation costs may be higher or lower than what is currently estimated.  The required remediation is virtually all on transmission-related property and UI has accrued these estimated expenses, which were recovered in transmission rates.

From 1961 to 1976, UI owned a parcel of property in Derby, CT, on which it operated an oil-fired electric generating unit.  For several years, DEEP has been monitoring and remediating a migration of fuel oil contamination from a neighboring parcel of property into the adjacent Housatonic River.  Based on its own investigation to date, UI believes it has no responsibility for this contamination.  If regulatory agencies determine that UI is responsible for the cost of these remediation activities, UI may incur substantial costs, no estimate of which is currently available.

Middletown/Norwalk Transmission Project

The general contractor and two subcontractors responsible for civil construction work in connection with the installation of UI’s portion of the Middletown/Norwalk Transmission Project’s underground electric cable system filed lawsuits in Connecticut state court on September 22, 2009, March 23, 2009 and January 25, 2010, respectively.  The claims, as revised by the general contractor in October 2011, sought payment for change order requests of approximately $33.3 million, a 10% general contractor mark-up on any approved subcontractor change order claims (approximately $2.3 million), interest, costs, and attorneys' fees.  In December 2011, UI settled claims brought by the two subcontractors and their respective lawsuits were dismissed with prejudice.  The claim by the general contractor was not settled and UI is vigorously defending the litigation.  Based on the settlement of the subcontractors’ claims, and after the completion of evidence in the state court trial, UI estimates that the general contractor’s claims have been reduced to approximately $7.7 million, exclusive of the contractor’s claims for interest, costs, and attorneys’ fees.

UI also is pursuing an indemnification claim against the general contractor. The trial on the general contractor’s claims and UI’s indemnification claim concluded in December 2012.  Post-trial briefing and oral argument were completed in February of 2013.  A decision by the judge could be issued in the second quarter of 2013.  UI expects to recover any amounts paid to resolve the contractor and subcontractor claims through UI’s transmission revenue requirements.  In October 2012, the general contractor filed a complaint against UI with the FERC alleging that UI’s inclusion of certain costs incurred by UI in connection with the Middletown/Norwalk Transmission Project were not reasonably and/or prudently incurred and/or were not incurred in good faith by UI, and subsequently filed an amended complaint.  UI vigorously defended against these allegations and, on February 21, 2013, the FERC dismissed the complaint, without prejudice.

(K)	FAIR VALUE MEASUREMENTS

As required by ASC 820 “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  UI’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth UI’s financial assets and liabilities, other than pension benefits and other postretirement benefits, at fair value on a recurring basis as of March 31, 2013 and 2012.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
March 31, 2013	(In Thousands)
Assets:
Derivative assets	$-	$-	$76,153	$76,153
Supplemental retirement benefit trust life insurance policies	-	6,834	-	6,834
	$-	$6,834	$76,153	$82,987

Liabilities:
Derivative liabilities	$-	$-	$244,593	$244,593
Long-term debt	-	895,560	-	895,560
	$-	$895,560	$244,593	$1,140,153

Net fair value assets/(liabilities), March 31, 2013	$-	$(888,726)	$(168,440)	$(1,057,166)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
March 31, 2012	(In Thousands)
Assets:
Derivative assets	$-	$-	$79,795	$79,795
Supplemental retirement benefit trust life insurance policies	-	6,235	-	6,235
	$-	$6,235	$79,795	$86,030

Liabilities:
Derivative liabilities	$-	$-	$255,913	$255,913
Long-term debt	-	761,188	-	761,188
	$-	$761,188	$255,913	$1,017,101

Net fair value assets/(liabilities), March 31, 2012	$-	$(754,953)	$(176,118)	$(931,071)

The derivative assets and liabilities consist primarily of CfDs.  The determination of fair value of the CfDs was based on a probability-based expected cash flow analysis that was discounted at the March 31, 2013 or 2012 risk-free interest rates, as applicable, and an adjustment for non-performance risk using credit default swap rates.  Certain management assumptions were required, including development of pricing that extended over the term of the contracts.  Additional quantitative information about Level 3 fair value measurements is as follows:

	Unobservable Input	Range

Contracts for differences	Risk of non-performance	1.09% - 1.57%
	Discount rate	1.24% - 2.08%
	Forward pricing ($ per MW)	$1.40 - $9.83

Significant isolated changes in the risk of non-performance, the discount rate or the contract term pricing would result in an inverse change in the fair value of the CfDs.  A significant change in heating degree days would result in an inverse change in the fair value of the weather derivative contracts.

In addition, UI performed an assessment of risks related to obtaining regulatory, legal and siting approvals, as well as obtaining financing resources and ultimately attaining commercial operation.   PURA has determined that changes in fair value associated with the CfDs are fully recoverable.  As a result, such changes have no impact on UI’s net income.

The determination of the fair value of the supplemental retirement benefit trust life insurance policies was based on quoted prices as of March 31, 2013 and March 31, 2012 in the active markets for the various funds within which the assets are held.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Fair value of long-term debt is based on evaluated prices that reflect significant observable market information such as reported trades, actual trade information of similar securities, benchmark yields, broker/dealer quotes of new issue prices and relevant credit information.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the three month period ended March 31, 2013.

Three Months Ended
March 31, 2013
(In Thousands)
Net fair value assets/(liabilities), December 31, 2012	$(176,605)
Unrealized gains and (losses), net
Included in regulatory assets/(liabilities)	8,165
Net fair value assets/(liabilities), March 31, 2013	$(168,440)

Change in unrealized gains (losses), net relating to net fair value assets/(liabilities), still held as of March 31, 2013	$8,165

The following table sets forth a reconciliation of changes in the net regulatory asset/(liability) balances that were established to recover any unrealized gains/(losses) associated with the CfDs for the three month period ended March 31, 2013.  The amounts offset the net CfDs liabilities included in the derivative liabilities detailed above.

Three Months Ended
March 31, 2013
(In Thousands)

Net regulatory assets/(liabilities), December 31, 2012	$176,605
Unrealized (gains) and losses, net	(8,165)
Net regulatory assets/(liabilities), March 31, 2013	$168,440